Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Addition of Howard Pien to its Board of Directors

CAMBRIDGE, MA, January 31, 2007 — ImmunoGen, Inc. (Nasdaq: IMGN) today announced the addition of Mr. Howard Pien to the Company’s Board of Directors. Mr. Pien has more than twenty years of experience in pharmaceutical operations gained at leading healthcare companies.

Mitchel Sayare, Chairman and CEO, commented, “Howard brings to ImmunoGen great depth and breadth of expertise in the development and marketing of novel therapeutics. And his background nicely complements the competencies of our other Board members. Howard’s addition to our Board reflects the growing importance of a commercial perspective as we advance our compounds through clinical trials.”

Mr. Pien was Chairman and CEO of Chiron Corporation at the time of its acquisition by Novartis in 2006. Prior to joining Chiron as CEO in 2003, Mr. Pien held positions of increasing responsibility at SmithKline Beecham and its successor, GlaxoSmithKline. He joined SmithKline Beecham in 1991 as Vice President, New Product Development, and rose to become President, Pharmaceuticals, with responsibility for the company’s global pharmaceutical operations. After the firm became GlaxoSmithKline through merger, Mr. Pien was responsible for the international pharmaceutical operations of the combined entity. Prior to joining SmithKline Beecham, he was at Merck and Abbott Laboratories in functions that included sales, market research, and product management. Mr. Pien has a Bachelor of Science degree from the Massachusetts Institute of Technology and a Masters of Business Administration degree from Carnegie-Mellon University. He has served on the boards of a number of non-profit institutions and industry associations, and is currently on the boards of ViroPharma and Children’s Hospital, Oakland.

Howard Pien noted, “ImmunoGen is now in the process of preparing for the later-stage testing and commercialization of its own compounds as well as of those in development by its partners. I am delighted to be able to serve on its Board as the Company advances to the next stages in its maturation. ImmunoGen’s technology is impressive — as is the list of companies that have licensed rights to use it — and the clinical findings to date are quite encouraging.”

About ImmunoGen, Inc.
ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s collaborators — huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-MCC-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor (Johnson & Johnson), Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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